SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              _____________________
                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                  Date of earliest event reported: August 14, 2002



                               LMI AEROSPACE, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Missouri
                 (State or Other Jurisdiction of Incorporation)


       0-24293                                        43-1309065
(Commission File Number)                  (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri              63302-0900
(Address of Principal Executive Offices)              (Zip Code)

                                 (636) 946-6525
              (Registrant's Telephone Number, Including Area Code)

                              _____________________

Item 5.  Other Events.

         On August 14, 2002, LMI Aerospace, Inc. issued a press release relating to its financial performance during the Second Quarter of 2002 and certain management changes. The text of the announcement is attached hereto as Exhibit 99.1.


         Exhibit Number        Description

         99.1 Text of Press Release, dated August 14, 2002, issued by LMI Aerospace, Inc.






                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 15, 2002

                                    LMI AEROSPACE, INC.


                                    By: /s/ Lawrence E. Dickinson
                                       ---------------------------------------
                                        Lawrence E. Dickinson
                                        Chief Financial Officer and Secretary

                                  EXHIBIT INDEX


Exhibit                             Description

99.1 Text of Press Release, dated August 14, 2002, issued by LMI Aerospace, Inc.

                                                                Exhibit 99.1

                               LMI Aerospace, Inc.
                               Post Office Box 900
                           St. Charles, Missouri 63302


For more information,
Contact Ed Dickinson, 636/916-2150

FOR IMMEDIATE RELEASE


               LMI AEROSPACE REPORTS SALES INCREASE OF 6.8 PERCENT
                           IN SECOND QUARTER OF 2002;
                          ANNOUNCES MANAGEMENT CHANGES

         Tempco and Versaform Sales Offset Decline in Aerospace Revenues

         St. Louis, August 14, 2002 -LMI Aerospace, Inc. (Nasdaq: LMIA) announced today that sales for the second quarter of 2002 increased 6.8 percent over the same quarter in 2001. The company also announced management changes and a strategic organization realignment.

         For the quarter ended June 30, 2002, sales were $20.4 million vs. $19.1 million in the quarter ended June 30, 2001. The addition of $2.4 million in sales from the acquisition of Versaform and increased Tempco sales of $1.2 million offset a decline in aerospace revenues of $2.3 million. Reductions in commercial aircraft production rates and inventory levels at Boeing and its subcontractors are primarily responsible for the quarter's decline in aerospace revenues.

         Net income in the second quarter of 2002 was $462,000, or $0.06 per diluted share, down from $943,000 or $0.12 per diluted share in the second quarter of 2001.

         For the six months ended June 30, 2002,  sales were $38.6  million,  up
8.8 percent from $35.1 million. Net income in the first two quarters of 2002 was $926,000, or $0.11 per diluted share, versus $1.8 million, or $0.22 per diluted share in the year-ago period.

         Gross profit for the quarter was $4.1 million or 20.1 percent of net sales, a decrease from $4.2 million and 21.9 percent respectively, in the second quarter of 2001. The decrease in gross margin resulted primarily from start up costs expensed as the Company began new programs with Gulfstream and Lockheed Martin, reduced volume in the commercial aircraft markets, and increases in fringe benefit costs.

         Selling, general, and administrative expenses (SG&A) increased to $3.0 million in the second quarter of 2002 from $2.5 million in the second quarter of 2001. This increase is primarily due to the acquisition of Versaform, which added $0.3 million, and ongoing integration costs incurred for Tempco and Versaform.

         The Company has completed the first step of testing for goodwill impairment using SFAS No. 142 in the second quarter of 2002, which resulted in the identification of potential goodwill impairment as of the beginning of the year 2002. Upon completion of the second step of the goodwill impairment test, an impairment charge may be required in the last half of 2002.

         Backlog as of June 30, 2002, was approximately $68.6 million, up from $56.6 million as of the end of the second quarter 2001. Included in backlog at June 30, 2002 is $7.3 million attributable to Versaform.

         "We believe reduced sales levels of commercial aircraft components will continue through the first quarter of 2003," said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace. "However, we do expect improvement in aerospace sales in the remaining quarters of 2002 because of increased military and business jet orders. In addition, non-aerospace sales and the contribution of Versaform and Stretch Forming Corporation orders are expected to increase sales in the second half of 2002."

         For the remainder of 2002, LMI expects military and business jet sales increases to more than offset lower commercial aircraft sales, resulting in full year 2002 sales of $85 million to $89 million and gross margins at 20 to 23 percent. This sales estimate includes the contribution of approximately $10 million in sales from Versaform, which was acquired in May 2002. Estimated sales for 2003 based on current order and production rates are $95 million to $105 million. The Company projects future sales distribution will be approximately 30 percent military OEM and spares components, 29 percent regional and business jet, 26 percent commercial OEM and spares, and 15 percent semiconductor and laser components.

         New contracts awarded in the last two months include a significant offload program of component production from Gulfstream, skin stretch assemblies from Short Brothers, a $600,000 order for the commercial sheet metal division and continuing new orders from Lockheed on a C130J Program and from a unit of United Technologies. In addition, LMI is now receiving purchase orders through its Versaform subsidiary for components related to refurbishment of B-52 aircraft from two customers, which are expected to amount to $3 million to $5 million per year for three years.

         The company also announced a number of management changes designed to improve customer service. These changes resulted from a strategic analysis of the organization following recent acquisitions.

         "We are promoting some of our experienced management and making selected new hiring, including the appointment of market sector directors and two regional vice presidents that will be announced this fall," said Saks. "In connection with these organizational changes, Tom Baker has resigned his position as Chief Operating Officer and member of our Board of Directors. We do not plan to appoint a new Chief Operating Officer. Elmer Long, Director of Marketing, has accepted a position at another company and his duties will be assumed by existing LMI and Versaform management."

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The company operates eight manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semi conductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components.

         This press release includes forward-looking statements related to LMI Aerospace's outlook for 2002 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission.


                               - Table attached -

                               LMI Aerospace, Inc.
                 Condensed Consolidated Statements of Operations
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                            For the Three Months Ended June 30           For the Six Months Ended June 30
                                                2002                  2001                  2002                   2001
                                       ------------------------------------------------------------------------------------------


Net sales                                      $ 20,355              $  19,105             $ 38,263              $  35,154
Cost of sales                                    16,258                 14,929               30,360                 27,274
                                       ------------------------------------------------------------------------------------------
Gross profit                                      4,097                  4,176                7,903                  7,880
Selling, general, and administrative
   expenses                                       3,048                  2,464                5,840                  4,807
                                       ------------------------------------------------------------------------------------------
Income from operations                            1,049                  1,712                2,063                  3,073

Interest income (expense)/other                    (310)                  (261)                (581)                  (265)
                                       ------------------------------------------------------------------------------------------

Income before income taxes                          739                  1,451                1,482                  2,808
Provision for income taxes                          277                    508                  556                    983
                                       ------------------------------------------------------------------------------------------
Net Income                                          462                    943                  926                  1,825
                                       ==========================================================================================
                                       ------------------------------------------------------------------------------------------

Net income per common share                       $ .06                  $ .12                $ .12                  $ .23
                                       ==========================================================================================
                                       ==========================================================================================
Net income per common share -
   assuming dilution                              $ .06                  $ .12                $ .11                  $ .22
                                       ==========================================================================================
Weighted average common shares
   outstanding                                8,040,529              8,070,200            8,032,275              8,075,555
                                       ==========================================================================================
Weighted average dilutive stock
   options outstanding                          160,535                120,534              141,794                 57,362
                                       ==========================================================================================



                               LMI Aerospace, Inc.
                      Condensed Consolidated Balance Sheets
             (Amounts in thousands, except share and per share data)



                                                                        June 30,          December 31,
                                                                          2002                2001
                                                                      (unaudited)
                                                                  -----------------------------------------


Assets
Current assets:
   Cash and cash equivalents                                            $  1,427            $  4,645
   Investments                                                               624                 643
   Trade accounts receivable                                              11,210               6,285
   Inventories                                                            25,354              23,045
   Prepaid expenses                                                          722                 787
   Deferred income taxes                                                     913                 886
                                                                  -----------------------------------------
Total current assets                                                      40,250              36,291

Property, plant, and equipment, net                                       26,380              24,014
Goodwill, net                                                             16,424               7,420
Other assets                                                                 784                 277
                                                                  -----------------------------------------
                                                                        $ 83,838            $ 68,002
                                                                  =========================================

Liabilities and stockholders' equity Current liabilities:
   Accounts payable                                                      $  5,364           $  3,547
   Accrued expenses                                                        3,717               2,659
   Current installments of long-term debt                                  3,731               2,334
                                                                  -----------------------------------------
Total current liabilities                                                 12,812               8,540

Long-term debt, less current installments                                 22,433              12,621
Deferred income taxes                                                      1,928               1,192
                                                                  -----------------------------------------
Total noncurrent liabilities                                              24,361              13,813

Stockholders' equity:
   Common stock of $.02 par value; authorized 28,000,000 shares; issued
     8,736,427 at December 31, 2001
     and       at June 30, 2002                                              175                 175
   Additional paid-in capital                                             26,171              26,171
   Treasury Stock, at cost, 716,676 and 683,031 shares at
     December 31, 2001 and June 30, 2002, respectively                    (3,241)             (3,402)
   Accumulated other comprehensive income                                     15                   -
   Retained earnings                                                      23,545              22,705
                                                                  -----------------------------------------
Total stockholders' equity                                                46,665              45,649
                                                                  -----------------------------------------
                                                                        $ 83,838            $ 68,002
                                                                  =========================================
